As filed with the Securities and Exchange Commission on July 26, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TENABLE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-5580846
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

7021 Columbia Gateway Drive, Suite 500

Columbia, Maryland 21046

(410) 872-0555

(Address of principal executive offices) (Zip code)

Tenable Holdings, Inc. 2002 Stock Incentive Plan, as amended and restated

Tenable Holdings, Inc. 2012 Stock Incentive Plan, as amended and restated

Tenable Holdings, Inc. 2016 Stock Incentive Plan, as amended and restated

Tenable Holdings, Inc. 2018 Equity Incentive Plan

Tenable Holdings, Inc. 2018 Employee Stock Purchase Plan

(Full title of the plan)

Amit Y. Yoran

President and Chief Executive Officer

Tenable Holdings, Inc.

7021 Columbia Gateway Drive, Suite 500

Columbia, Maryland 21046

(410) 872-0555

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Eric C. Jensen Brian F. Leaf Madison A. Jones Cooley LLP 11951 Freedom Drive Reston, Virginia 20190 (703) 456-8000	Stephen A. Riddick Tenable Holdings, Inc. 7021 Columbia Gateway Drive, Suite 500 Columbia, Maryland 21046 (410) 872-05555

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share
– Outstanding under the 2002 Stock Incentive Plan (Options)	926,340(2)	$0.63(9)(a)	$583,595	$72.65
– Outstanding under the 2012 Stock Incentive Plan (Options)	2,031,475(3)	$3.37(9)(b)	$6,846,071	$852.34
– Outstanding under the 2016 Stock Incentive Plan (Options)	16,577,968(4)	$8.71(9)(c)	$144,394,102	$17,977.07
– Outstanding under the 2016 Stock Incentive Plan (RSUs)	991,700(5)	$23.00(9)(d)	$22,809,100	$2,839.73
– Shares reserved for future grant under the 2018 Equity Incentive Plan	10,829,311(6)(7)	$23.00(9)(d)	$249,074,153	$31,009.73
– Shares reserved for future grant under the 2018 Employee Stock Purchase Plan	4,000,000(8)	$19.55(9)(e)	$78,200,000	$9,735.90
Total	35,356,794		$501,907,021	$62,487.42

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock, par value $0.01 (the “Common Stock”), that become issuable under the Registrant’s 2002 Stock Incentive Plan, as amended and restated (the “2002 Plan”), 2012 Stock Incentive Plan, as amended and restated (the “2012 Plan”), 2016 Stock Incentive Plan, as amended and restated (the “2016 Plan”), 2018 Equity Incentive Plan (the “2018 Plan”) or 2018 Employee Stock Purchase Plan (the “2018 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Registrant’s Common Stock.

(2)	Represents shares of Common Stock reserved for issuance pursuant to outstanding stock option awards under the 2002 Plan.
(3)	Represents shares of Common Stock reserved for issuance pursuant to outstanding stock option awards under the 2012 Plan.
(4)	Represents shares of Common Stock reserved for issuance pursuant to outstanding stock option awards under the 2016 Plan.
(5)	Represents shares of Common Stock reserved for issuance pursuant to outstanding restricted stock unit awards (“RSUs”) under the 2016 Plan.
(6)

Pursuant to the terms of the 2018 Plan, any shares (A) subject to outstanding awards originally granted under the 2016 Plan, 2012 Plan or 2002 Plan that: (i) expire or terminate for any reason prior to exercise or settlement; (ii) are forfeited because of the failure to meet a contingency or condition required to vest such shares or otherwise return to the Registrant; or (iii) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award shall become available for future issuance pursuant to the 2018 Plan.

(7)

The number of shares reserved under the 2018 Plan will automatically increase on the first day of each fiscal year, starting on January 1, 2019 and continuing through January 1, 2028, in an amount equal to (i) 5% of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the preceding calendar year or (ii) a lesser number of shares as determined by the Registrant’s board of directors. This explanation is provided for information purposes only. The issuance of such shares is not being registered on this Registration Statement.

(8)

The number of shares reserved under the 2018 ESPP will automatically increase on the first day of each fiscal year, starting on January 1, 2019 and continuing through January 1, 2028, in an amount equal to the lesser of (i) 1.5% of the total number of shares of the Registrant’s common stock outstanding on December 31st, of the preceding calendar year (ii) 8,000,000 shares or (iii) a lower number determined by the Registrant’s board of directors. This explanation is provided for information purposes only. The issuance of such shares is not being registered on this Registration Statement.

(9)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon (a) $0.63, which is the weighted-average exercise price for outstanding options granted under the 2002 Plan, (b) $3.37, which is the weighted-average exercise price for outstanding options granted under the 2012 Plan, (c) $8.71, which is the weighted-average exercise price for outstanding options granted under the 2016 Plan, (d) $23.00, which is the Initial Public Offering Price per share of Common Stock set forth on the cover page of the Registrant’s prospectus dated July 25, 2018 relating to its initial public offering and (e) $19.55, which is the Initial Public Offering Price per share of Common Stock set forth on the cover page of the Registrant’s prospectus dated July 25, 2018 relating to its initial public offering, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2018 ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION

Not required to be filed with this Registration Statement.

ITEM 2. REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Not required to be filed with this Registration Statement.

PART II

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Tenable Holdings, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)    The Registrant’s prospectus dated July 25, 2018 filed pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-226002), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)    The description of the Registrant’s Common Stock which is contained in the Registrant’s Registration Statement on Form 8-A filed on July 20, 2018 (File No. 001-38600) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(c)    All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to

1.

directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation that will be in effect following the closing of the initial public offering permits indemnification of our directors, officers and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws that will be in effect following the closing of the initial public offering provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify its other officers, employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

2.

ITEM 8 EXHIBITS

Exhibit Number	Description

5.1*	Opinion of Cooley LLP

10.1*	2016 Stock Incentive Plan and Irish Supplement and Forms of Option Grant Notice and Agreement and Exercise Notice and Form of Restricted Stock Grant Notice and Agreement thereunder, as amended to date

10.2*	2012 Stock Incentive Plan and Form of Notice of Stock Option Grant and Form of Stock Option Agreement and Notice of Exercise and Common Stock Purchase Agreement thereunder, as amended to date

10.3*	2002 Stock Incentive Plan and Form of Notice of Option Grant and Form of Stock Option Agreement and Form of Notice of Stock Option Exercise and Form of Stock Award Agreement thereunder, as amended to date

10.4*	2018 Equity Incentive Plans and Forms of Stock Option Grant Notice and Agreement and Restricted Stock unit Grant Notice and Agreement thereunder

10.5*	2018 Employee Stock Purchase Plan

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2*	Consent of Cooley LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (reference is made to the signature page hereto)

*	Filed herewith

3.

UNDERTAKINGS

1.	The undersigned registrant hereby undertakes:

(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on July 26, 2018.

TENABLE HOLDINGS, INC.

By:	/s/ Amit Y. Yoran
Amit Y. Yoran
President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Amit Y. Yoran, Stephen Vintz and Stephen A. Riddick, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

6.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Amit Y. Yoran Amit Y. Yoran	President, Chief Executive Officer and Chairman (Principal Executive Officer)	July 26, 2018

/s/ Stephen A. Vintz Stephen A. Vintz	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 26, 2018

/s/ Arthur W. Coviello, Jr. Arthur W. Coviello, Jr.	Director	July 26, 2018

/s/ Kimberly L. Hammonds Kimberly L. Hammonds	Director	July 26, 2018

/s/ John C. Huffard Jr. John C. Huffard Jr.	Chief Operating Officer, Co-Founder Director	July 26, 2018

/s/ Jerry M. Kennelly Jerry M. Kennelly	Director	July 26, 2018

/s/ Ping Li Ping Li	Director	July 26, 2018

/s/ A. Brooke Seawell A. Brooke Seawell	Director	July 26, 2018

/s/ Richard M. Wells Richard M. Wells	Director	July 26, 2018

7.